Exhibit 5.2

77 WEST WACKER • CHICAGO, ILLINOIS 60601.1692

TELEPHONE: +1.312.782.3939 • FACSIMILE: +1.312.782.8585

[            ], 2014

Enable Midstream Partners, LP

One Leadership Square

211 North Robinson Avenue

Oklahoma City, Oklahoma 73102

Re: Registration Statement on Form S-1, as amended (No. 333-192542)

Relating to the Initial Public Offering of up to [                    ] common units representing

limited partner interests in Enable Midstream Partners, LP

Ladies and Gentlemen:

We are acting as counsel for Enable Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), in connection with the initial public offering and sale by the Partnership of up to [                    ] common units representing limited partner interests in the Partnership (the “Partnership Units”) pursuant to the Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into by and among the Partnership and Morgan Stanley & Co. LLC, Barclays Capital Inc. and Goldman, Sachs & Co, acting as the representatives of the several underwriters to be named in Schedule I thereto.

In connection with the opinions expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing and subject to the further assumptions, qualifications and limitations set forth herein, we are of the opinion that the Partnership Units, when issued and delivered pursuant to the Underwriting Agreement against payment of the consideration therefor as provided in the Underwriting Agreement, will be validly issued, fully paid and nonassessable, except as such nonassessability may be limited by Sections 17-303, 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act or within the Second Amended and Restated Agreement of Limited Partnership of the Partnership.

As to facts material to the opinions and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Partnership and others. The opinion expressed herein is limited to the Delaware Revised Uniform Limited Partnership Act, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement on Form S-1, as amended (No. 333-192542) (the “Registration Statement”) filed by the Partnership to effect the registration of the Partnership Units under the Securities Act of 1933 (the “Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a

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part of the Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,